UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 16, 2012

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Lease Agreement for 640 Lee Road, Wayne, Pennsylvania

In anticipation of the December 31, 2013 expiration of the lease for its current corporate headquarters in Malvern, PA (the “Malvern Lease”), Auxilium Pharmaceuticals, Inc. (the “Company”), on July 16, 2012, entered into an Agreement of Lease (the “New Lease”) with Chesterbrook Partners, LP (“Landlord”), pursuant to which the Company will lease a building located at 640 Lee Road, Wayne, Pennsylvania 19087 (the “Facility”).  The Facility consists of approximately 74,516 rentable square feet.  The Facility will serve as the Company’s new corporate headquarters.

The initial term of the New Lease is 132 months, commencing upon substantial completion of certain improvements to the Facility that are anticipated to be completed in the first quarter of 2013.  The Company has an option to extend the New Lease term for two additional 5-year periods (each, an “Extension Term”).  The Company expects that it will move into the Facility in January 2013, subject to potential delay resulting from construction timing or unanticipated complications.  The Company will not be required to pay rent under the New Lease for the first year of its term, subject to the Company’s obligation to repay the unamortized portion of the abated first year’s rent on terms specified in the New Lease if the New Lease or the Company’s right to possess the premises is terminated early, in either case, due to an uncured default by the Company.

Upon commencement of the New Lease, the Company shall be obligated to make monthly rent payments to the Landlord in the amounts set forth below:

New Lease Period	Annual Rent	Monthly Rent
01.01.13 — 12.31.13*	$1,788,384.00	$149,032.00
01.01.14 — 12.31.14	$1,825,642.00	$152,136.83
01.01.15 — 12.31.15	$1,862,900.00	$155,241.67
01.01.16 — 12.31.16	$1,900,158.00	$158,346.50
01.01.17 — 12.31.17	$1,937,416.00	$161,451.33
01.01.18 — 12.31.18	$1,974,674.00	$164,556.17
01.01.19 — 12.31.19	$2,011,932.00	$167,661.00
01.01.20 — 12.31.20	$2,049,190.00	$170,765.83
01.01.21 — 12.31.21	$2,086,448.00	$173,870.67
01.01.22 — 12.31.22	$2,123,706.00	$176,975.50
01.01.23 — 12.31.23	$2,160,964.00	$180,080.33

*The rental payments attributable to the first 365 days of the initial term of the New Lease are to be conditionally abated as further described above.

The rent payable by the Company during an Extension Term shall be equivalent to the Facility’s fair market rental value as of the commencement of such Extension Term, determined in accordance with the provisions of the New Lease.

In addition to rent obligations, the Company will be responsible for certain costs and charges specified in the New Lease, including certain operating expenses, utility expenses, maintenance and repair costs relating to the Facility, taxes, and insurance.

Pursuant to the terms of the New Lease, the Company was required to deposit with the Landlord a letter of credit in the amount of $456,410.49 (the “Security Deposit”) to secure the Company’s performance of its obligations under the New Lease. The Company is permitted to reduce the amount of the letter of credit if it achieves certain specified financial milestones after the third anniversary of the execution date of the New Lease.

The Landlord will make available to the Company a tenant improvement allowance of up to $3,204,188.00 for improvements to the Facility (the “Tenant Allowance”).  Any improvement costs above the Tenant Allowance will be the responsibility of the Company.  To the extent that the Company’s improvements to the Facility are less than the Tenant Allowance, the Company will be entitled to a credit against its rent payments in the amount of the difference.

The Company, subject to certain limitations described in the New Lease, shall have the right of first offer commencing on and after January 1, 2016, to lease all or a part of the approximately 10,000 rentable square feet in the adjacent building located at 690 Lee Road, Wayne, Pennsylvania 19087 or, under certain circumstances specified in the New Lease, an alternate, similar building owned by Landlord in the Chesterbrook Corporate Center.

The foregoing is a summary description of certain terms of the New Lease and, by its nature, is incomplete. It is qualified in its entirety by the text of the New Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2012. All readers are encouraged to read the entire text of the New Lease.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) Creation of a Direct Financial Obligation.

The description of the New Lease in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.  Such description is a summary of certain terms of the New Lease and, by its nature, is incomplete. It is qualified in its entirety by the text of the New Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2012. All readers are encouraged to read the entire text of the New Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: July 20, 2012	By:	/s/ Andrew I. Koven
		Name:	Andrew I. Koven
		Title:	Chief Administrative Officer and General Counsel